JASPER, INDIANA	JULY 31, 2003	GERMAN AMERICAN BANCORP ANNOUNCES QUARTERLY CASH DIVIDEND AND EARNINGS

German American Bancorp (NASDAQ: GABC) announced that its Board of Directors has declared the Company’s regular cash dividend for the second quarter. The dividend of $0.14 per share will be payable on or before August 20, 2003 to shareholders of record as of August 10, 2003. This level of cash dividend equates to an approximate annualized dividend yield of 3.05% based on the closing price of the Company’s stock on NASDAQ on July 30, 2003.

The Company’s 2003 earnings per share for the three months ended June 30, 2003 were $0.20, a modest decrease of one cent per share from the $0.21 per share reported for the same period in the prior year. On a year-to-date basis, 2003 earnings per share were $0.41 per share, compared to reported earnings of $0.43 per share in 2002. The earnings per share in 2003 include the effect of the Company’s repurchase of over 1 million of its common shares pursuant to its self-tender offer which was completed late in the first quarter of 2003. These levels of per share earnings equate to net income of $2,043,000 and $4,481,000, respectively, for the second quarter and first half of 2003 compared to $2,380,000 and $4,898,000 for the same periods last year.

The earnings comparisons, on both a quarterly and year-to-date basis, were significantly impacted by the effects of historically low interest rates. The Company’s net interest income has declined by $1,144,000 year-to-date in 2003 relative to the levels of 2002 with $895,000 of this decline occurring during the second quarter. These net interest income declines were due both to decreased net interest margins in 2003 and to reduced average balances in the Company’s residential mortgage portfolio, offset in large part by increased average balances in the Company’s commercial loan portfolio. The reduction in the Company’s residential mortgage loan portfolio was the result of the continued refinance activity during the first half of 2003 (fueled by the historically low interest rates), coupled with the Company’s decision to sell the majority of its production of long-term fixed rate mortgage loans to the secondary market.

The continued decline in the level of interest rates throughout 2003 has also resulted in increased prepayment speeds within the Company’s mortgage-backed investment securities and mortgage servicing portfolios and reduced net mortgage servicing revenue. Due to the low level of interest rates, the Company is unable to reinvest the proceeds of the mortgage-backed securities at comparable yields. While management believes the Company’s current asset sensitive interest rate risk position will allow the Company to reap long-term benefits from sustained future increases in interest rates, further reductions of the Company’s levels of net interest income and net interest margin are likely in the near future if market interest rates remain at current levels or decline.

The impact of reduced net interest income during the second quarter and first half of 2003 was partially offset by double-digit percentage increases in nearly every category of non-interest income. Additionally, the Company’s focus on maximizing operating efficiency showed continued progress as evidenced by virtually no dollar increase in the level of salaries & employee benefits, the Company’s largest non-interest-related operating expense category, during the first half of the year.

Commenting on the 2003 operating results, Company President & CEO, Mark A. Schroeder, stated, “The challenges of operating within the financial services industry during this period of fifty-year lows in interest rates were clearly evident in our second quarter results. While the continuation of these low levels of interest rates has resulted in contraction of our margins, as it has in many other financial institutions throughout the country, we’re pleased that the steps we have taken in recent years to strengthen other areas of our operations significantly mitigated the impact of these reduced margins. Our efforts to develop and grow sources of fee income that are not tied to net interest income, such as insurance, investment, and trust revenues, paid dividends during the quarter as we experienced considerable growth within each of these areas.”

Schroeder continued, “Additionally, our investment in recent years in the personnel, products, and services within our business banking group continues to generate solid returns in terms of impressive commercial loan growth. Furthermore, we have successfully generated this level of commercial loan growth without sacrificing quality as demonstrated by our relatively low ratio of non-performing loans to total loans. Area businesses, in increasing numbers, are turning to their local German American affiliated community bank for all their financial needs. We’re very pleased that the combination of our highly qualified banking professionals, local decision making, and customer-focused products and services has found a receptive audience within the local business communities.”

German American Bancorp is a financial services holding company based in Jasper, Indiana. The Company’s Common Stock is traded on NASDAQ’s National Market System under the symbol GABC. The Company operates five affiliated community banks with 26 retail banking offices in the eight contiguous Southwestern Indiana counties of Daviess, Dubois, Gibson, Knox, Martin, Perry, Pike, Spencer and a business lending center in Evansville, Indiana. The Company also operates German American Financial Advisors and Trust Company, a trust, brokerage and financial planning subsidiary operating from the banking offices of the bank subsidiaries and The Doty Agency, Inc., a full-line property and casualty insurance subsidiary with four independent insurance offices throughout its market area. The Company’s lines of business include retail and commercial banking, mortgage banking, comprehensive wealth management, full service brokerage and trust administration, title insurance, and a full range of personal and corporate insurance products.

Forward-Looking Statements
The Company’s statements in this press release regarding its expectation of changes in its net interest income and net interest margin are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that, by their nature, forward-looking statements are based on assumptions and are subject to risks, uncertainties, and other factors. Changes in the Company’s future net interest income and net interest margin may vary materially from those that are presently expected, due to such factors as changes in interest rates; the effects of changes in competitive conditions; the introduction, withdrawal, success and timing of asset/liability management strategies or of business initiatives and business strategies; changes in customer borrowing, repayment, investment and deposit practices; changes in fiscal, monetary and tax policies; changes in financial and capital markets; changes in general economic conditions, either nationally or regionally; capital management activities; actions of the Federal Reserve Board; and legislative and regulatory actions and reforms. These forward-looking statements speak only as of the date of this press release and the Company undertakes no obligation to update any such forward-looking statement to reflect events or circumstances that occur after the date hereof.

GERMAN AMERICAN BANCORP
(unaudited, dollars in thousands except per share data)

Consolidated Balance Sheets

	June 30,
	2003	2002
ASSETS
Cash and Due from Banks	$28,275	$26,584
Short-term Investments	21,349	28,245
Investment Securities	235,109	251,595

Loans Held-for-Sale	3,618	4,869

Loans, Net of Unearned Income	608,789	642,504
Allowance for Loan Losses	(8,538)	(8,326)

Net Loans	600,251	634,178

Premises and Equipment	22,049	20,944
Other Assets	25,587	26,379

TOTAL ASSETS	$936,238	$992,794

LIABILITIES
Non-interest-bearing Demand Deposits	$103,718	$91,027
Interest-bearing Demand, Savings, and
Money Market Accounts	247,862	242,088
Time Deposits < $100,000	298,428	319,442
Time Deposits $100,000 or more and
Brokered Deposits	57,487	58,885

Total Deposits	707,495	711,442

Borrowings	132,184	165,596
Other Liabilities	12,978	11,848

TOTAL LIABILITIES	852,657	888,886

SHAREHOLDERS' EQUITY
Common Stock and Surplus	69,716	81,882
Retained Earnings	13,174	19,689
Accumulated Other Comprehensive Income (Loss)	691	2,337

TOTAL SHAREHOLDERS' EQUITY	83,581	103,908

TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY	$936,238	$992,794

BOOK VALUE PER SHARE	$8.01	$9.05	(1)

END OF PERIOD SHARES OUTSTANDING	10,433,035	10,939,982	(2)

(1)        Restated for December 2002 stock dividend.
(2)        End of period shares outstanding were not restated for the effect of stock dividends.

GERMAN AMERICAN BANCORP
(unaudited, dollars in thousands except per share data)

Consolidated Statements of Income

	Three Months Ended June 30,			Six Months Ended June 30,
	2003	2002		2003	2002
INTEREST INCOME
Interest and Fees on Loans	$10,641	$12,277		$21,529	$24,861
Interest on Short-term Investments	82	135		138	438
Interest on Investment Securities	2,134	3,017		4,639	5,591

TOTAL INTEREST INCOME	12,857	15,429		26,306	30,890

INTEREST EXPENSE
Interest on Deposits	3,606	4,721		7,370	9,687
Interest on Borrowings	1,916	2,478		3,816	4,939

TOTAL INTEREST EXPENSE	5,522	7,199		11,186	14,626

Net Interest Income	7,335	8,230		15,120	16,264
Provision for Loan Losses	265	297		229	545

Net Interest Income after
Provision for Loan Losses	7,070	7,933		14,891	15,719

NON-INTEREST INCOME
Other Operating Income	2,055	1,973		4,028	4,033
Net Gain on Sales of Loans and Related Assets	769	242		1,306	623
Net Gain on Sales of Securities	---	---		23	---

TOTAL NON-INTEREST INCOME	2,824	2,215		5,357	4,656

NON-INTEREST EXPENSE
Salaries and Benefits	4,419	4,373		8,841	8,818
Other Operating Expenses	3,096	2,864		5,997	5,517

TOTAL NON-INTEREST EXPENSE	7,515	7,237		14,838	14,335

Income before Income Taxes	2,379	2,911		5,410	6,040
Income Tax Expense	336	531		929	1,142

NET INCOME	$2,043	$2,380		$4,481	$4,898

EARNINGS PER SHARE	$0.20	$0.21	(1)	$0.41	$0.43	(1)

DILUTED EARNINGS PER SHARE	$0.20	$0.21	(1)	$0.41	$0.42	(1)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	10,422,182	11,488,190	(1)	10,883,270	11,513,845	(1)
Diluted	10,463,790	11,521,142	(1)	10,925,130	11,541,848	(1)

(1)        Restated for December 2002 stock dividend.